EXHIBIT 99.1

Oxford Second Quarter Results Exceed Outlook and Prior Year

--Sales Growth Fueled by Lilly Pulitzer and Tommy Bahama--

--Exceptional Performance by Lilly Pulitzer Driven by Sales Increase of 39%--

--Gross Margin and Operating Margin Expansion--

--Raises Full Year Guidance--

ATLANTA, Sept. 2, 2015 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2015 second quarter, which ended August 1, 2015. Consolidated net sales increased 10% to $250.7 million compared to $227.6 million in the second quarter of fiscal 2014. Adjusted net earnings from continuing operations grew 23% to $1.32 per diluted share in the second quarter of fiscal 2015 compared to $1.07 in the same period of the prior year. On a GAAP basis, net earnings from continuing operations grew to $1.27 per diluted share in the second quarter of fiscal 2015 compared to $1.05 in the same period of the prior year.

For the first half of fiscal 2015, consolidated net sales increased 9% to $511.1 million compared to $470.1 million in the first half of fiscal 2014. Adjusted earnings from continuing operations were $2.62 per diluted share compared to $2.27 in the first half of fiscal 2014. On a GAAP basis, earnings from continuing operations in the first half of fiscal 2015 were $2.56 per diluted share compared to $2.21 in the same period of the prior year.

Thomas C. Chubb III, Chairman and Chief Executive Officer, commented, "We are extremely pleased with our very strong second quarter results which were fueled by another remarkable performance at Lilly Pulitzer. Lilly's beautiful product, supported by a highly effective marketing campaign, clearly struck a chord with our customer. With Lilly's performance and a good contribution from Tommy Bahama, we delivered results that significantly exceeded our expectations. We are enthusiastic about the direction of our business and our plans for the future as we continue to grow and develop these outstanding lifestyle brands."

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all earnings per share amounts are on a diluted basis. For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Second Quarter Fiscal 2015 Consolidated Operating Results

Net Sales Consolidated net sales increased 10% to $250.7 million compared to $227.6 million in the second quarter of fiscal 2014 primarily due to growth at Lilly Pulitzer and Tommy Bahama, partially offset by a sales decline at Lanier Clothes. Sales growth at Lilly Pulitzer was driven by a 41% comparable store sales increase, new store openings and wholesale growth. Growth at Tommy Bahama was driven by new stores and a 3% comparable store sales increase, partially offset by a decrease in wholesale sales.

Gross Margin and Gross Profit Adjusted gross margin expanded more than 70 basis points to 60.6% primarily due to Lilly Pulitzer's strong performance. Adjusted gross profit for the second quarter of fiscal 2015 increased to $151.8 million from $136.1 million in the second quarter of fiscal 2014. On a GAAP basis, gross margin in the second quarter of fiscal 2015 was 60.3% compared to 59.9% in the prior year period. Gross profit in the second quarter of fiscal 2015 was $151.1 million compared to $136.3 million in the prior year period.

SG&A The Company achieved modest leverage of SG&A in the second quarter of fiscal 2015. Adjusted SG&A was $119.6 million, or 47.7% of net sales, compared to $109.5 million, or 48.1% of net sales, in the second quarter of fiscal 2014. On a GAAP basis, SG&A was $120.0 million compared to $109.9 million in the second quarter of fiscal 2014.

Royalties and Other Income Royalties and other income increased 10% to $3.6 million reflecting increases at both Lilly Pulitzer and Tommy Bahama.

Operating Income For the second quarter of fiscal 2015, adjusted operating income increased 20% to $35.9 million compared to $29.9 million in the second quarter of fiscal 2014. On a GAAP basis, operating income increased 18% to $34.7 million compared to $29.6 million in the second quarter of fiscal 2014.

Interest Expense For the second quarter of fiscal 2015, interest expense decreased to $0.7 million from $0.9 million in the second quarter of fiscal 2014.

Income Taxes The effective tax rate for the second quarter of fiscal 2015 was 38.1% compared to 39.7% in the second quarter of fiscal 2014, with the decrease reflecting higher domestic earnings and lower international losses.

Discontinued Operations As announced on July 20, 2015, the Company completed the sale of its Ben Sherman business for £40.8 million or $63.7 million, and Ben Sherman is reflected as discontinued operations for all periods presented. Cash proceeds from the transaction were $59 million. For the second quarter of fiscal 2015, the Company reported a net loss from discontinued operations, including an estimated loss on the sale, of $1.39 per share compared to $0.13 per share in the prior year period.

Balance Sheet and Liquidity

Inventory decreased to $104.8 million at August 1, 2015 from $107.9 million at the end of the second quarter of fiscal 2014. Inventory levels reflect a decrease at Lanier Clothes partially offset by increases at Tommy Bahama and Lilly Pulitzer to support anticipated sales growth.

As of August 1, 2015, the Company had $45.0 million of borrowings outstanding under its revolving credit agreement compared to $106.5 million in the prior year. The year-over-year decrease in borrowings outstanding was primarily due to the proceeds received from the sale of the Ben Sherman business. The Company had $182.1 million of unused availability under its revolving credit agreement as of August 1, 2015.

The Company's capital expenditures for fiscal 2015, including $41.4 million incurred during the first half, are expected to be approximately $70 million. This includes investments associated with the new leased space for Tommy Bahama's Seattle office, Tommy Bahama's Waikiki retail-restaurant location, and additional distribution space for Lilly Pulitzer, as well as new retail stores, information technology initiatives and store remodeling. Of the $70 million of capital expenditures, approximately $13 million is expected to be funded by landlords through tenant improvement allowances.

Outlook for Third Quarter and Full Year Fiscal 2015

The Company has increased its outlook for fiscal 2015 to reflect the stronger than planned performance of Lilly Pulitzer in the first half. It now expects net sales in the $975 million to $990 million range and adjusted earnings per share in a range of $3.55 to $3.70. On a GAAP basis, the Company expects earnings per share in a range of $3.44 to $3.59. This compares with fiscal 2014 net sales of $920.3 million and earnings per share of $3.46 on an adjusted basis and $3.27 on a GAAP basis. The effective tax rate for fiscal 2015 is expected to be approximately 38%.

The Company initiated its guidance for the third quarter of fiscal 2015, ending on October 31, 2015. The Company noted that it expects the third quarter to be the smallest sales quarter of the fiscal year reflecting the normal seasonality of the Tommy Bahama and Lilly Pulitzer businesses and lower year-over-year sales at Lanier Clothes. The Company expects net sales in a range from $200 million to $210 million compared to net sales of $201.2 million in the third quarter of fiscal 2014.

The third quarter is also expected to be impacted by Tommy Bahama's move to new office space, which is currently planned for September and pre-opening expenses associated with Tommy Bahama's Waikiki retail-restaurant location, which is planned to open late in the quarter. The impact of these two events is expected to be $1.5 million and $1.4 million, respectively. For the third quarter, the Company expects an adjusted loss per share in a range of $0.05 to $0.15 and a GAAP loss per share in a range of $0.07 to $0.17. This compares with third quarter fiscal 2014 adjusted earnings per share of $0.12 and GAAP earnings per share of $0.11.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.25 per share payable on October 30, 2015 to shareholders of record as of the close of business on October 16, 2015. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company's website at www.oxfordinc.com. A replay of the call will be available through September 23, 2015 by dialing (858) 384-5517 access code 6372127.

About Oxford

Oxford Industries, Inc. is an apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's owned brands include Tommy Bahama®, Lilly Pulitzer®, Oxford Golf®, and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company has granted licenses to select third parties to produce and sell certain product categories under its Tommy Bahama and Lilly Pulitzer brands. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, and Dockers® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, warehouse clubs, and Internet retailers. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Non-GAAP Financial Information

The Company reports its condensed consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that presentation and discussion of certain financial measures on an adjusted basis, which excludes certain non-operating or discrete charges or items, may provide a more meaningful basis on which investors may compare the Company's ongoing results of operations between periods. Reconciliations of certain GAAP to adjusted measures are presented in tables included in this release. These reconciliations present adjusted operating results information for certain historical periods, as well as adjusted earnings information for certain historical and future periods. The Company uses adjusted financial measures to discuss its business with investment institutions, its board of directors and others.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, competitive conditions, timing of shipments requested by our wholesale customers, expected pricing levels, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets, the ultimate impact of the Ben Sherman sale transaction on our business and operating results and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 31, 2015 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
($ in thousands, except par amounts)
(unaudited)

	August 1, 2015	August 2, 2014
ASSETS
Current Assets
Cash and cash equivalents	$13,661	$6,416
Receivables, net	57,108	46,912
Inventories, net	104,786	107,866
Prepaid expenses, net	22,163	18,226
Deferred tax assets	27,248	21,995
Assets related to discontinued operations, net	49	48,923
Total Current Assets	$225,015	$250,338
Property and equipment, net	170,283	136,186
Intangible assets, net	145,010	148,264
Goodwill	17,254	17,444
Other non-current assets, net	22,753	23,535
Assets related to discontinued operations, net	—	33,312
Total Assets	$580,315	$609,079

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$48,337	$52,447
Accrued compensation	30,538	23,656
Income tax payable	5,016	4,787
Other accrued expenses and liabilities	26,780	23,545
Contingent consideration	—	12,363
Liabilities related to discontinued operations	6,868	14,886
Total Current Liabilities	$117,539	$131,684
Long-term debt	45,000	106,516
Other non-current liabilities	63,420	50,221
Non-current deferred income taxes	29,700	29,309
Liabilities related to discontinued operations	—	5,862
Commitments and contingencies
Shareholders' Equity
Common stock, $1.00 par value per share	16,584	16,469
Additional paid-in capital	122,063	116,266
Retained earnings	192,153	176,453
Accumulated other comprehensive loss	(6,144)	(23,701)
Total Shareholders' Equity	$324,656	$285,487
Total Liabilities and Shareholders' Equity	$580,315	$609,079

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
($ in thousands, except per share amounts)
(unaudited)

	Second Quarter	Second Quarter	First Half	First Half
	Fiscal 2015	Fiscal 2014	Fiscal 2015	Fiscal 2014
Net sales	$250,689	$227,550	$511,084	$470,116
Cost of goods sold	99,603	91,279	205,605	193,473
Gross profit	$151,086	$136,271	$305,479	$276,643
SG&A	119,963	109,943	242,643	220,783
Change in fair value of contingent consideration	—	68	—	137
Royalties and other operating income	3,623	3,299	7,393	6,569
Operating income	$34,746	$29,559	$70,229	$62,292
Interest expense, net	737	888	1,512	1,858
Earnings from continuing operations before income taxes	$34,009	$28,671	$68,717	$60,434
Income taxes	12,959	11,382	26,344	24,087
Net earnings from continuing operations	$21,050	$17,289	$42,373	$36,347
Net loss, including loss on sale, of discontinued operations, net of taxes	(23,070)	(2,220)	(27,138)	(6,309)
Net (loss) earnings	($2,020)	$15,069	$15,235	$30,038
Net earnings from continuing operations per share:
Basic	$1.28	$1.05	$2.58	$2.21
Diluted	$1.27	$1.05	$2.56	$2.21
Net loss, including loss on sale, of discontinued operations, net of taxes, per share:
Basic	($1.40)	($0.14)	($1.65)	($0.38)
Diluted	($1.39)	($0.13)	($1.64)	($0.38)
Net (loss) earnings per share:
Basic	($0.12)	$0.92	$0.93	$1.83
Diluted	($0.12)	$0.92	$0.92	$1.83
Weighted average shares outstanding:
Basic	16,451	16,425	16,448	16,421
Diluted	16,547	16,460	16,536	16,455
Dividends declared per share	$0.25	$0.21	$0.50	$0.42

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(unaudited)
	First Half	First Half
	Fiscal 2015	Fiscal 2014
Cash Flows From Operating Activities:
Net earnings	$15,235	$30,038
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	16,818	17,180
Amortization of intangible assets	1,013	1,260
Change in fair value of contingent consideration	—	137
Amortization of deferred financing costs	192	192
Loss on sale of discontinued operations	20,437	—
Equity compensation expense	2,458	1,737
Deferred income taxes	(1,413)	(967)
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	13,505	18,452
Inventories, net	16,638	2,839
Prepaid expenses, net	(2,533)	(347)
Current liabilities	(15,733)	(10,248)
Other non-current assets, net	(790)	(568)
Other non-current liabilities	6,904	209
Net cash provided by operating activities	$72,731	$59,914
Cash Flows From Investing Activities:
Purchases of property and equipment	($41,425)	($19,576)
Proceeds from sale of discontinued operations	59,336	—
Net cash provided by (used in) investing activities	$17,911	($19,576)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	($216,336)	($191,056)
Proceeds from revolving credit arrangements	153,690	157,867
Payment of contingent consideration	(12,500)	(2,500)
Proceeds from issuance of common stock, including excess tax benefits	658	564
Dividends paid	(8,313)	(6,931)
Net cash used in financing activities	($82,801)	($42,056)
Net change in cash and cash equivalents	$7,841	($1,718)
Effect of foreign currency translation on cash and cash equivalents	539	(349)
Cash and cash equivalents at the beginning of year	5,281	8,483
Cash and cash equivalents at the end of the period	$13,661	$6,416
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$1,399	$1,821
Cash paid for income taxes	$22,797	$25,873

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
($ in millions, except per share amounts)
(unaudited)

AS REPORTED	Second Quarter Fiscal 2015	Second Quarter Fiscal 2014	% Change	First Half Fiscal 2015	First Half Fiscal 2014	% Change
Tommy Bahama
Net sales	$165.8	$157.8	5.1%	$338.5	$316.1	7.1%
Gross profit	$100.5	$97.5	3.1%	$205.7	$194.2	5.9%
Gross margin	60.6%	61.8%		60.8%	61.4%
Operating income	$20.1	$21.8	(7.4%)	$40.9	$41.6	(1.7%)
Operating margin	12.1%	13.8%		12.1%	13.2%
Lilly Pulitzer
Net sales	$64.7	$46.6	38.9%	$123.7	$96.9	27.6%
Gross profit	$44.0	$31.1	41.5%	$84.1	$64.3	30.8%
Gross margin	68.1%	66.9%		68.1%	66.3%
Operating income	$19.5	$11.2	74.6%	$37.3	$26.0	43.4%
Operating margin	30.2%	24.0%		30.1%	26.8%
Lanier Clothes
Net sales	$18.3	$21.3	(14.1%)	$44.5	$50.1	(11.2%)
Gross profit	$5.8	$6.0	(3.8%)	$13.3	$14.4	(7.9%)
Gross margin	31.7%	28.3%		29.8%	28.7%
Operating income	$1.5	$1.5	(3.5%)	$3.6	$4.3	(15.2%)
Operating margin	8.1%	7.2%		8.1%	8.5%
Corporate and Other
Net sales	$1.9	$1.9	(0.5%)	$4.4	$7.0	(36.2%)
Gross profit	$0.8	$1.6	(53.2%)	$2.4	$3.7	(36.0%)
Operating loss	($6.4)	($4.9)	(30.1%)	($11.6)	($9.6)	(20.8%)
Consolidated
Net sales	$250.7	$227.6	10.2%	$511.1	$470.1	8.7%
Gross profit	$151.1	$136.3	10.9%	$305.5	$276.6	10.4%
Gross margin	60.3%	59.9%		59.8%	58.8%
SG&A	$120.0	$109.9	9.1%	$242.6	$220.8	9.9%
SG&A as a percentage of net sales	47.9%	48.3%		47.5%	47.0%
Operating income	$34.7	$29.6	17.5%	$70.2	$62.3	12.7%
Operating margin	13.9%	13.0%		13.7%	13.3%
Earnings from continuing operations before income taxes	$34.0	$28.7	18.6%	$68.7	$60.4	13.7%
Net earnings from continuing operations	$21.1	$17.3	21.8%	$42.4	$36.3	16.6%
Diluted net earnings from continuing operations per share	$1.27	$1.05	21.1%	$2.56	$2.21	16.0%
Weighted average shares outstanding - diluted	16.5	16.5	0.5%	16.5	16.5	0.5%

ADJUSTMENTS
LIFO accounting adjustments (1)	$0.7	($0.2)		$0.4	$0.0
Amortization of Canadian intangible assets (2)	$0.4	$0.5		$0.8	$0.9
Change in fair value of contingent consideration (3)	—	$0.1		—	$0.1
Impact of income taxes on adjustments above (4)	($0.3)	$0.0		($0.1)	$0.0
Adjustment to net earnings from continuing operations	$0.8	$0.4		$1.0	$1.0

AS ADJUSTED
Tommy Bahama
Net sales	$165.8	$157.8	5.1%	$338.5	$316.1	7.1%
Gross profit	$100.5	$97.5	3.1%	$205.7	$194.2	5.9%
Gross margin	60.6%	61.8%		60.8%	61.4%
Operating income	$20.5	$22.2	(7.6%)	$41.7	$42.5	(1.9%)
Operating margin	12.4%	14.1%		12.3%	13.4%
Lilly Pulitzer
Net sales	$64.7	$46.6	38.9%	$123.7	$96.9	27.6%
Gross profit	$44.0	$31.1	41.5%	$84.1	$64.3	30.8%
Gross margin	68.1%	66.9%		68.1%	66.3%
Operating income	$19.5	$11.2	73.5%	$37.3	$26.1	42.7%
Operating margin	30.2%	24.1%		30.1%	26.9%
Lanier Clothes
Net sales	$18.3	$21.3	(14.1%)	$44.5	$50.1	(11.2%)
Gross profit	$5.8	$6.0	(3.8%)	$13.3	$14.4	(7.9%)
Gross margin	31.7%	28.3%		29.8%	28.7%
Operating income	$1.5	$1.5	(3.5%)	$3.6	$4.3	(15.2%)
Operating margin	8.1%	7.2%		8.1%	8.5%
Corporate and Other
Net sales	$1.9	$1.9	(0.5%)	$4.4	$7.0	(36.2%)
Gross profit	$1.5	$1.5	1.0%	$2.8	$3.7	(24.7%)
Operating loss	($5.7)	($5.1)	(11.8%)	($11.2)	($9.6)	(16.2%)
Consolidated
Net sales	$250.7	$227.6	10.2%	$511.1	$470.1	8.7%
Gross profit	$151.8	$136.1	11.5%	$305.9	$276.6	10.6%
Gross margin	60.6%	59.8%		59.8%	58.8%
SG&A	$119.6	$109.5	9.2%	$241.9	$219.9	10.0%
SG&A as a percentage of net sales	47.7%	48.1%		47.3%	46.8%
Operating income	$35.9	$29.9	19.9%	$71.4	$63.3	12.8%
Operating margin	14.3%	13.1%		14.0%	13.5%
Earnings from continuing operations before income taxes	$35.1	$29.0	21.0%	$69.9	$61.4	13.8%
Net earnings from continuing operations	$21.9	$17.7	23.8%	$43.4	$37.3	16.3%
Diluted net earnings from continuing operations per share	$1.32	$1.07	23.1%	$2.62	$2.27	15.8%

	Second Quarter	Second Quarter	Second Quarter	First Half	First Half
	Fiscal 2015	Fiscal 2015	Fiscal 2014	Fiscal 2015	Fiscal 2014
	Actual	Guidance (5)	Actual	Actual	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$1.27	$1.13 -- $1.23	$1.05	$2.56	$2.21
LIFO accounting adjustments (6)	$0.03	$0.00	($0.01)	$0.01	$0.00
Amortization of Canadian intangible assets (7)	$0.02	$0.02	$0.03	$0.05	$0.05
Change in fair value of contingent consideration (8)	—	$0.00	$0.00	—	$0.01
As adjusted (9)	$1.32	$1.15 -- $1.25	$1.07	$2.62	$2.27

	Third Quarter	Third Quarter
	Fiscal 2015	Fiscal 2014	Fiscal 2015	Fiscal 2014
	Guidance (10)	Actual	Guidance (10)	Actual

Net earnings (loss) from continuing operations per diluted share:
GAAP basis	($0.07) - ($0.17)	$0.11	$3.44 -- $3.59	$3.27
LIFO accounting adjustments (6)	—	($0.02)	$0.01	$0.08
Amortization of Canadian intangible assets (7)	$0.02	$0.03	$0.10	$0.11
Change in fair value of contingent consideration (8)	—	$0.00	—	$0.01
As adjusted (9)	($0.05) - ($0.15)	$0.12	$3.55 -- $3.70	$3.46

(1) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statement of operations resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other.
(2) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statement of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Tommy Bahama Canadian intangible assets are included in Tommy Bahama.
(3) Change in fair value of contingent consideration reflects the consolidated statement of operations impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Change in fair value of contingent consideration related to the Lilly Pulitzer acquisition are included in Lilly Pulitzer.
(4) Impact of income taxes reflects the estimated consolidated statement of operations tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(5) Guidance as issued on June 9, 2015.
(6) LIFO accounting adjustments reflect the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(7) Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization in the consolidated statement of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(8) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. No additional amounts for change in fair value of contingent consideration are expected in future periods.
(9) Amounts in columns may not add due to rounding.
(10) Guidance as issued on September 2, 2015.

Comparable Store Sales Change
The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Prior period comparable store sales changes are as previously disclosed.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2015	8%	3%	--	--	--
Fiscal 2014	(1%)	4%	2%	8%	4%
Lilly Pulitzer
Fiscal 2015	20%	41%	--	--	--
Fiscal 2014	34%	19%	7%	9%	19%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2015
Full-price	101	100	104	--	--
Retail-restaurant	15	15	15	--	--
Outlet	41	41	42	--	--
Total	157	156	161	--	--
Fiscal 2014
Full-price	91	91	94	96	101
Retail-restaurant	14	14	14	14	15
Outlet	36	36	39	40	41
Total	141	141	147	150	157

Lilly Pulitzer
Fiscal 2015
Full-price	28	30	33	--	--
Fiscal 2014
Full-price	23	26	26	28	28
CONTACT: Anne M. Shoemaker
         Telephone: (404) 653-1455
         Fax: (404) 653-1545
         E-mail: InvestorRelations@oxfordinc.com